EXHIBIT 10.1

AMENDMENT NO. 1 TO

EMPLOYEE STOCK PURCHASE PLAN

OF

ISTA PHARMACEUTICALS, INC.

The undersigned, being the Secretary of ISTA Pharmaceuticals, Inc., a Delaware corporation (the “Company”) hereby certifies that the Board of Directors of the Company duly adopted resolutions that amended the Employee Stock Purchase Plan (“ESPP”) of the Company, effective as of July 1, 2004, as provided below:

1.	Section 2(k) of the ESPP is amended to read, in its entirety, as follows:

“(k) ‘Offering Periods’ shall mean the periods of approximately six (6) months during which an option granted pursuant to the Plan may be exercised, commencing on the first Trading Day on or after January 1 and July 1 of each year and terminating on the last Trading Day in the periods ending six months later. The duration and timing of Offering Periods may be changed pursuant to Section 4 of this Plan.”

2.	Section 4 of the ESPP is amended to read, in its entirety, as follows:

“4. Offering Periods. The Plan shall be implemented by consecutive (and depending upon the Offering Period’s length, overlapping) Offering Periods with a new Offering Period commencing on the first Trading Day on or after January 1 and July 1 each year, or on such other date as the Board shall determine, and continuing thereafter until terminated in accordance with Section 20 hereof. The Board shall have the power to change the duration of Offering Periods (including the commencement dates thereof) with respect to future offerings without shareholder approval if such change is announced at least five (5) days prior to the scheduled beginning of the first Offering Period to be affected thereafter.”

3.	Section 7 of the ESPP is amended to read, in its entirety, as follows:

“7. Grant of Option. On the Enrollment Date of each Offering Period, each eligible Employee participating in such Offering Period shall be granted an option to purchase on each Exercise Date during such Offering Period (at the applicable Purchase Price) up to a number of shares of the Company’s Common Stock determined by dividing such Employee’s payroll deductions accumulated prior to such Exercise Date and retained in the Participant’s account as of the Exercise Date by the applicable Purchase Price; provided that in no event shall an Employee be permitted to purchase during each Purchase Period more than 1,000 shares of the Company’s Common Stock (subject to any adjustment pursuant to Section 19), and provided further that such purchase shall be subject to the limitations set forth in Sections 3(b) and 12 hereof. The Board may, for future Offering Periods, increase or decrease, in its absolute discretion, the maximum number of shares of the Company’s Common Stock an Employee may purchase during each Purchase Period of such Offering Period. Exercise of the option shall occur as provided in Section 8 hereof, unless the participant has withdrawn pursuant to Section 10 hereof. The option shall expire on the last day of the Offering Period.”

The above amendment of Section 7 of the ESPP is notwithstanding the 1-for-10 reverse stock split of the Company’s Common Stock effected in November 2002 (the “Reverse Stock Split”).

4.	In order to take into account the effect of the Reverse Stock Split, Section 13(a) of the ESPP is amended to read, in its entirety, as follows:

“(a) Subject to adjustment upon changes in capitalization of the Company as provided in Section 19 hereof, the maximum number of shares of the Company’s Common Stock which shall be made available for sale under the Plan shall be twenty thousand (20,000) shares plus an annual increase to be added on the first day of the Company’s fiscal year beginning in 2001, equal to the lesser of (i) 20,000 shares, (ii) 1.5% of the outstanding shares on such date or (iii) a lesser amount determined by the Board.”

ATTEST:

/s/ ROBERT C. FUNSTEN
Robert C. Funsten, Secretary